EX-99.(a)(2)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

G-X PRIVATE EQUITY

THIS Certificate of Amendment to Certificate of Trust of G-X Private Equity (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to amend the Certificate of Trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust is G-X Private Equity.

2. Amendment to Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to G-X Private Markets.

3. Effective Time. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

By:	/s/ Mitch Howell
Name:	Mitch Howell
Agent of the Trustees of the Trust